Important: Please vote your shares today.


Dear Shareholder:

We are writing to follow-up on previously mailed proxy materials regarding the Special Meeting of Shareholders of the American Beacon Funds, and to notify you that the Special Meeting of Shareholders has been adjourned. You are receiving this letter because to date we have not received your vote on the important proposal affecting your investment in the Fund and we would greatly appreciate it if you would act on this matter today. For the reasons set forth in the proxy materials previously delivered to you, THE FUND'S BOARD MEMBERS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL AND BELIEVE THE PROPOSAL IS IN THE BEST INTERESTS OF THE FUND'S SHAREHOLDERS. We would ask that you vote on this important matter today to ensure that your voice is heard.

                                  1-866-412-8384
                                IT'S EASY TO VOTE.

                      Choose one of the following methods:

* SPEAK to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am - 9pm, Sat 10am - 6pm ET)

* LOG ON to www.proxyvote.com and enter your control number printed on the proxy card,and vote by following the on-screen prompts.

* CALL the phone number on the proxy card and enter the control number printed on the proxy card and follow the touchtone prompts.

* MAIL in your signed proxy card in the envelope provided.


                         Voting takes only a few minutes.

                                 PLEASE VOTE TODAY.